                                                                    Exhibit 99.1


Opinion Research Corporation

FOR IMMEDIATE RELEASE

Company Contact:
Douglas L. Cox
Executive Vice President
Chief Financial Officer
Opinion Research Corporation
609-452-5274

         OPINION RESEARCH REPURCHASES INTERESTS OF LLR EQUITY PARTNERS

PRINCETON, N.J., July 29, 2005 -- Opinion Research Corporation (Nasdaq: ORCI), today announced the repurchase of interests in the Company held by LLR Equity Partners and an affiliated partnership ("LLR").

The transaction consisted of the repurchase of 1,176,458 common shares, 740,500 warrants to purchase common shares, rights to convert the common shares into preferred shares with an annual dividend obligation of $1.2 million, anti-dilution rights and warrants as well as other rights, all purchased by LLR on September 1, 2000. The purchase price for this transaction was $20 million and is being financed with a subordinated 6-year term loan with interest of 14% per annum and no warrants.

The repurchase reduces the number of outstanding common shares, eliminates the $1.2 million dividend obligation as well as the overhang of a large block of shares and simplifies the Company's capital structure.

The transaction will result in a third quarter one-time charge to net income available to common shareholders totaling approximately $9.8 million.

ABOUT OPINION RESEARCH CORPORATION

Founded in 1938, Opinion Research Corporation provides health and demographic research for government agencies, commercial market research, information services, teleservices and consulting. The Company is a pioneering leader in the science of market and social research and has built a worldwide data-collection network. Further information is available at http://www.opinionresearch.com.

FORWARD-LOOKING STATEMENTS

This release contains, within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995, forward-looking statements that are based on management's beliefs and assumptions, current expectations, estimates and projections. Many of the factors that will determine the Company's financial results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties, including general economic conditions, the loss of one or more of our large clients, the impact of litigation and the impact of a common stock offering; therefore, actual results may materially differ. Other important factors and risks that may affect future results are described in the Company's filings with the Securities and Exchange Commission, copies of which are available upon request from the Company. The Company disclaims any obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise.